HOLLIS-EDEN PHARMACEUTICALS, INC.

4435 Eastgate Mall, Suite 400

San Diego, CA 92121

July 7, 2005

VIA EDGAR TRANSMISSION

SECURITIES AND EXCHANGE COMMISSION

450 Fifth Street, N.W.

Judiciary Plaza

Washington, DC 20549

RE:	HOLLIS-EDEN PHARMACEUTICALS, INC.
REGISTRATION STATEMENT ON FORM S-3 (NO. 333-107318)
APPLICATION FOR WITHDRAWAL

Ladies and Gentlemen:

The undersigned registrant hereby makes application, pursuant to paragraph (a) of Rule 477 under the Securities Act of 1933, as amended, to withdraw its Registration Statement on Form S-3 (SEC File No. 333-107318) filed with the Commission on July 24, 2003. This application is made on the grounds that the registrant has filed another shelf registration statement on Form S-3 today for a greater number of shares of the registrant’s securities.

If you should have any questions regarding this application, please contact Jane K. Adams at (858) 550-6015.

Sincerely,

HOLLIS-EDEN PHARMACEUTICALS, INC.

By:	/s/ Eric J. Loumeau
Eric J. Loumeau
Vice President, General Counsel
and Secretary

cc:	Jane K. Adams, Esq.